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                                  [LETTERHEAD]


June 13, 1997


To: Participants in the Anchor BanCorp Wisconsin Inc. Employee Stock Ownership Plan


As described in the attached materials, your proxy as a stockholder of Anchor BanCorp Wisconsin Inc. (the "Company") is being solicited in connection with the proposals to be considered at the Company's upcoming Annual Meeting of Stockholders. We hope you will take advantage of the opportunity to direct the manner in which shares of Common Stock of the Company allocated to your account under the Anchor BanCorp Wisconsin Inc. Employee Stock Ownership Plan ("ESOP") will be voted.

Enclosed with this letter is the Proxy Statement which describes the matters to be voted upon, a voting instruction ballot, which will permit you to vote the shares allocated to your account, and a postage paid return envelope. After you have reviewed the Proxy Statement, we urge you to vote your shares held pursuant to the ESOP by marking, dating, signing and returning the enclosed voting instruction ballot to the Administrators of the ESOP in the accompanying envelope. The ESOP Administrators will certify the totals to the Company for the purpose of having those shares voted by the Trustees of the ESOP.

We urge each of you to vote, as a means of participating in the governance of the affairs of the Company. If your voting instructions for the ESOP are not received, the shares allocated to your account will be voted by the Trustees in the same ratio on each matter for which instructions for allocated shares are received from all participants. While I hope that you will vote in the manner recommended by the Board of Directors, the most important thing is that you vote in whatever manner you deem appropriate. Please take a moment to do so.

Please note the enclosed material relates to those shares which have been allocated to your account under the ESOP. You will receive other voting materials for those shares owned by you individually and not under the ESOP.

Sincerely,



/s/  Douglas J. Timmerman
     ------------------------
     Douglas J. Timmerman
     President